As filed with the Securities and Exchange Commission on November 1, 2016

Registration No. 333-201059

Registration No. 333-175606

Registration No. 333-160196

Registration No. 333-151430

Registration No. 333- 131899

Registration No. 333- 81843

Registration No. 333- 63631

Registration No. 333-50699

Registration No. 333-18937

Registration No. 333-17743

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-201059

Form S-8 Registration Statement No. 333-175606

Form S-8 Registration Statement No. 333-160196

Form S-8 Registration Statement No. 333-151430

Form S-8 Registration Statement No. 333-131899

Form S-8 Registration Statement No. 333-81843

Form S-8 Registration Statement No. 333-63631

Form S-8 Registration Statement No. 333-50699

Form S-8 Registration Statement No. 333-18937

Form S-8 Registration Statement No. 333-17743

UNDER

THE SECURITIES ACT OF 1933

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3906555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Address of principal executive offices including zip code)

MONSTER WORLDWIDE, INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

MONSTER WORLDWIDE, INC. 2008 EQUITY INCENTIVE PLAN

MONSTER WORLDWIDE, INC. 401(K) SAVINGS PLAN

TMP WORLDWIDE INC. (N/K/A MONSTER WORLDWIDE, INC.) 1999 LONG TERM INCENTIVE PLAN

TMP WORLDWIDE INC. (N/K/A MONSTER WORLDWIDE, INC.) 1996 STOCK OPTION PLAN

TMP WORLDWIDE INC. (N/K/A MONSTER WORLDWIDE, INC.) STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

TMP WORLDWIDE INC. 401(K) SAVINGS PLAN

(Full title of the plan)

Linda Galipeau

President

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Name and address of agent for service)

(978) 461-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”) filed by Monster Worldwide, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-201059 registering 3,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) for issuance under the Monster Worldwide, Inc. Amended and Restated 2008 Equity Incentive Plan;

•	File No. 333-175606 registering 5,750,000 shares of Common Stock for issuance under the Monster Worldwide, Inc. 2008 Equity Incentive Plan (the “2008 Plan”);

•	File No. 333-160196 registering 2,710,000 shares of Common Stock for issuance under the 2008 Plan;

•	File No. 333-151430 registering 15,768,665 shares of Common Stock for issuance under the 2008 Plan;

•	File No. 333-131899 registering 5,000,000 shares of Common Stock for issuance under the Monster Worldwide, Inc. 401(k) Savings Plan;

•	File No. 333-81843 registering 15,000,000 shares of Common Stock for issuance under the TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) 1999 Long Term Incentive Plan;

•	File No. 333-63631 registering 1,200,000 shares of Common Stock for issuance under the TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) 1996 Stock Option Plan (the “1996 Plan”);

•	File No. 333-50699 registering 900,000 shares of Common Stock for issuance under the 1996 Plan;

•	File No. 333-18937 registering (i) 900,000 shares of Common Stock for issuance under the 1996 Plan and (ii) 180,000 shares of Common Stock for issuance under the TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) Stock Option Plan for Non-Employee Directors; and

•	File No. 333-17743 registering 300,000 shares of Common Stock for issuance under the TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) 401(k) Savings Plan.

On November 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2016, by and among the Company, Randstad North America, Inc., a Delaware corporation (“Parent”), and Merlin Global Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, as a result of which the Company became a direct wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act of 1933, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Massachusetts, on November 1, 2016.

MONSTER WORLDWIDE, INC.

By:	/s/ Linda Galipeau
	Name:	Linda Galipeau
	Title:	President

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.